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CODE OF ETHICS

Morgan Asset Management, Inc.

Morgan Keegan & Company, Inc.

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Revised November 15, 2007

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INTRODUCTION

This Code of Ethics ("Code") has been adopted by Morgan Asset Management, Inc. ("MAM") and Morgan Keegan & Company, Inc. ("Morgan Keegan") in compliance with 17 C.F.R. 275.204A-1 under the Investment Advisers Act.

MAM serves as investment advisor to each of Morgan Keegan Select Fund, Inc., Regions Morgan Keegan Select Funds, RMK High Income Fund, Inc., RMK Strategic Income Fund, Inc., RMK Advantage Income Fund, Inc., and RMK Multi-Sector High Income Fund, Inc. (each a "Fund" and collectively, the "Funds" or "RMK Funds"), as well as investment advisor on certain other accounts. Morgan Keegan serves as the principal underwriter for Morgan Keegan Select Fund, Inc.

In adopting this Code, MAM and Morgan Keegan recognize that certain of their affiliated persons owe a fiduciary duty to MAM's clients and to the Funds and must (1) at all times place the interests of MAM's clients and the Funds first;
(2) conduct personal securities transactions in a manner consistent with this Code and avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that personnel associated with the Funds should not take inappropriate advantage of their positions.

MAM and Morgan Keegan personnel are required to comply with applicable federal securities law and must, at a minimum, adhere to these general principles, as well as comply with the specific provisions of this Code. It bears emphasis that technical compliance with the Code will not automatically insulate from scrutiny trades or other activities that reflect a pattern of abuse of an individual's fiduciary duty owed to clients and to the Funds.

This Code applies to those employees of MAM and Morgan Keegan whose responsibilities include advising and servicing clients of MAM and providing advisory and administrative services to the Funds (defined below as Access Persons). The Funds have adopted a separate code of ethics pursuant to Rule 17j-1 of the Investment Company Act of 1940. Access Persons of MAM and Morgan Keegan who are also Access Persons of the Funds are subject to this Code, as well as the Funds' Code. Morgan Keegan employees who are Access Persons under this Code may also be Access Persons under Morgan Keegan's registered investment advisor Code of Ethics (applicable to Wealth Management Services' advisory programs). Any questions regarding the application of any of these codes should be directed to the Chief Compliance Officer ("CCO").

DEFINITIONS

ACCESS PERSON is defined as any  director,  officer or employee of MAM or Morgan
Keegan: (1) who has access to nonpublic information regarding any Fund purchase or sale of Covered Securities or information regarding the portfolio holdings of any Fund; (2) who is involved in making securities recommendations with respect to a Fund or has access to such recommendations that are nonpublic; or (3) who has access to nonpublic information regarding any client transactions or is involved in making or has access to recommendations made to advisory clients of MAM.

ACCOUNT is defined as the following securities accounts: any personal account; any joint or tenant-in-common account in which the person has an interest or is a participant; any account for which the person acts as trustee, executor, or custodian; any account over which the person has investment discretion or otherwise can exercise control (other than non-related clients' accounts over

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which the person has investment discretion),  including the accounts of entities controlled directly or indirectly by the person; any other account in which the person has a direct or indirect Beneficial Interest provided, however, that Account shall not include any securities account over which the person has no investment discretion and cannot exercise control over any investment decisions, including any blind trusts.

ADVISOR/ADVISER means Morgan Asset Management, Inc. or MAM.

BENEFICIAL OWNERSHIP/INTEREST means a direct or indirect "pecuniary interest" (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934) ("1934 Act") that is held or shared by a person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in a security. The term "pecuniary interest," as it is defined under the 1934 Act, is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in securities, including but not limited to all joint accounts, partnerships and trusts. An Access Person is presumed to have Beneficial Ownership of any Immediate Family member's account.

COVERED SECURITY is defined as a security as defined in section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"), except that it does not include direct obligations of the United States government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, or shares issued by open-end funds other than funds managed by MAM ("MAM Funds").

EQUIVALENT SECURITY is defined as any securities issued by the same entity as the issuer or a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

IMMEDIATE FAMILY is defined as a person's spouse, a person's minor child, any adult residing in the same household as the person, any relative dependant on the person for financial support, and any other person designated by the Compliance Department.

INITIAL PUBLIC OFFERING is defined as an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

INVESTMENT CONSIDERATION LIST includes all securities purchased or sold by the Funds in the last seven (7) calendar days, including the date purchased or sold, and all securities the Funds are considering for purchase or sale. The list will also identify those securities that are currently a component of Standard & Poor 500.

INVESTMENT PERSONNEL include Access Persons with direct responsibility and authority to make investment decisions affecting the Funds (such as portfolio managers and chief investment officers); Access Persons who provide information and advice to such Portfolio Managers (such as securities analysts employed by the Adviser); and Access Persons who assist in executing investment decisions for the Funds (such as traders).

LIMITED OFFERING is defined as an offering that is exempt from registration under the Securities Act of 1933 ("1933 Act") pursuant to section 4(2) or section 4(6) or 77d(6)) or pursuant to rule 504, rule 505, or rule 506 under the 1933 Act, or pursuant to any other exemption.

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PORTFOLIO MANAGER is defined as any person or persons with principal  day-to-day responsibility for managing the Funds.

PORTFOLIO SECURITY is defined as stocks, notes, bonds, debentures, or other evidences of indebtedness, and all derivative investments, such as options and warrants, being held by a Fund, or presently being contemplated for purchase by a Fund.

SECURITIES TRANSACTION is defined as a purchase or sale of securities, or writing an option to purchase or sell a Covered Security.

SECURITY, as defined in Section 2(a)(36) of the Investment Company Act of 1940, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

1.     GENERAL PROHIBITIONS

A.     Prohibited Conflicts of Interest

No Access Person of MAM or Morgan Keegan, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Funds or by any MAM client, shall:

       1.     Employ any device, scheme or artifice to defraud the Funds;



       2. Make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       3. Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

       4.     Engage in any manipulative practice with respect to the Funds.

       5. Use personal influence or personal relationships to influence investment decisions or financial reporting by a client account whereby the Access Person would benefit personally to the detriment of a client account.

       6. Cause a client account to take action, or fail to take action, for the individual personal benefit of the Access Person rather than for the benefit of the client account.

       7. Use material non-public knowledge of portfolio transactions made or contemplated for a client account to profit personally or cause others to profit by such transaction.

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       8.     Retaliate  against  anyone for reports of potential  violations of law that are made in good faith.

B.     Reporting of Potential Conflicts of Interest

There are some conflict of interest situations, including activities outside of MAM and/or receipt of compensation from sources other than MAM that should always be discussed with the CCO to determine if the activity is material. Examples of these include:

       1.    Any outside  business  activity that detracts from an individual's
             ability  to  devote   appropriate   time  and   attention  to  his
             responsibilities.

       2. Service as a director on the board (or equivalent position) of any public company.

       3. Service as a director or otherwise for any foundation, charity or other institution such that the Access Person may influence the selection or consideration of MAM as an investment advisor.

       4. The provision of any financial, political or other support or existence of any other relationship with any person connected with the account of any public pension fund client of MAM.

       5. The receipt or delivery of any non-nominal gifts or entertainment (see section 8, Gifts).

       6. A direct or indirect financial interest in commissions, transaction charges or spreads paid by a client account other than an interest arising from the Access Person's employment, such as compensation or equity ownership.

C.     Confidentiality

Information received by an employee in the course of employment is confidential and must be held in strict confidence. In particular, it is very important for all employees to protect the confidentiality and privacy of customer information. Employees must protect confidential information from unauthorized modification, destruction, theft or disclosure, whether accidental or intentional, both during employment and following termination of employment for any reason.

Certain laws, as well as company policy, restrict disclosure of confidential information to non-employees of Regions Financial Corp. and between Regions affiliates and departments. Internal communications sent to and from MAM and Morgan Keegan employees, such as emails and internal memos, should not be distributed externally without supervisory review and approval. Confidential information may be used solely in the performance of an employee's job responsibilities. Employees should consult Compliance if there are any questions whether a disclosure of confidential information is permissible.

Further, all Access Persons are prohibited from revealing (except to the extent necessary in the normal course of the fulfillment of required duties on behalf of the Funds), or acting upon for personal benefit, any information relating to the investment intentions, activities or portfolio holdings of the funds.

All Access Persons are prohibited from taking personal advantage of any investment opportunity properly belonging to the Funds.

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2.     IMPLEMENTATION OF THE CODE

       (1) The Vice Chairman and CEO of MAM (hereinafter referred to as the "Supervisor") shall be responsible for the implementation of this Code, including the issuance of procedures, forms and guidelines as deemed necessary for such implementation. The Supervisor may designate one or more individuals to assist him in carrying out the terms and responsibilities of this Code. Any questions concerning this Code should be directed to the Supervisor, Chief Compliance Officer ("CCO"), or the Legal Department.

3.     ACCESS PERSON REPORTING REQUIREMENTS

       (1)    In  addition  to the Trade  Reporting  Requirements  described  in
              Section 8 of this Code, every Access Person must provide to the Supervisor or his designee personal holdings disclosure reports as described below. Each report must include the date that the report was submitted to the Supervisor or his designee. The Supervisor or his designee will identify all Access Persons who are required to make reports under Section 3 of this Code and will inform those persons of their reporting obligations. For purposes of these reporting requirements, the Supervisor has designated the CCO as the person responsible for gathering and maintaining such reports. A list of all persons required to make reports under this section will be maintained by the CCO.

3.1    INITIAL HOLDINGS REPORT.
       -----------------------

       (1) No later than 10 days after the person becomes an Access Person, each Access Person must submit an Initial Holdings Report including the title, type of security, exchange symbol or CUSIP, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person. In addition, with respect to brokerage accounts, the Initial Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person. Information submitted by an Access Person on their Initial Holdings Report must contain information with respect to covered seceurities that is current as of a date no more than 45 days prior to the date the Initial Holdings report is submitted.

3.2    DELIVERY OF CODE OF ETHICS TO ACCESS PERSONS
       --------------------------------------------

       (1) Access Persons will be provided with a Copy of the Code of Ethics at the time they are notified by the CCO or his designee that they have been deemed to be an Access Person. Amendements to the Code of Ethics will be provided to Access Persons, and Access Persons will be required to acknowledge receipt of such revisions.

3.3    QUARTERLY TRANSACTIONS REPORT
       -----------------------------

       (1) No later than 30 days after the end of a calendar quarter, each Access Person must submit a Quarterly Transactions Report which contains the following:

              A. TRANSACTION SUMMARIES. A summary of all transactions conducted during the quarter in Covered Securities in which the Access Person had any direct or beneficial ownership

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                     and   indicating   the  status  of  any  and  all   outside
                     directorships. The Transaction Summaries must include:

                     i. The nature and date of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition):

                     ii. The title, interest rate, maturity date, number of shares, exchange ticker symbol or CUSIP number, and principal amount of each Covered Security involved;

                     iii. The name of the broker, dealer or bank with or through which the transaction was effected; and

                     iv. The price of the Covered Security at which the transaction was effected.

       (1) To the extent Compliance is receiving duplicate copies of trade confirmations and/or account statements containing this information, a separate list of these transactions is not required.

              B. ACCOUNTS REPORT. In addition with respect to brokerage accounts, the Quarterly Holdings Report must include the name of any broker, dealer, or bank with whom an account was established or closed during the quarter in which Covered Securities were held for the direct or indirect benefit of the Access Person and the date such account was established.

              C.     CERTAIN  TRANSACTIONS IN RMK FUNDS.  Quarterly  Transaction
                     Reports are not required to report purchases or sales of shares of RMK Funds made pursuant to a periodic investment, redemption, or reallocation plan in a deferred compensation, 401(k), IRA or other account (e.g., purchases of shares of RMK Funds every pay period in an employee's 401(k) account). In order to rely on this exception, the investment options in the plan may not be changed more frequently than every 30 calendar days.

              D. In the event that an Access Person is required by this section to file a Quarterly Holdings Report for a period in which he or she cannot identify any personal holdings or transactions which would require reporting, the Access Person will so indicate on the transaction report.

3.4    ANNUAL HOLDINGS REPORT
       ----------------------

       (1) According to a schedule adopted by the Supervisor or his designee, each Access Person must submit an Annual Holdings Report which is current as of a date no more than thirty (30) days before the report is submitted. The Annual Holdings Report must include the following:

              A. HOLDINGS SUMMARY. The title, number of shares, exchange ticker symbol or CUSIP number, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership, unless Compliance is already receiving duplicate copies of transaction confirmations or account statements containing such information. In addition, with respect to brokerage accounts, the Annual Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Covered Securities were held for the direct or indirect benefit of the Access Person.

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              B.     ANNUAL  CERTIFICATION  OF COMPLIANCE.  Each Annual Holdings
                     Report  will  also  include  an  Annual   Certification  of
                     Compliance, signed by the Access Person, in which the Access Person certifies that he or she has read and understands this Code, has complied with the requirements of this Code, and has reported all Securities Transactions in Accounts required to be disclosed or reported pursuant to the requirements of this Code.

(1) Reports submitted by Access Persons will be reviewed by the CCO or his/her designee.

4.     PRE-CLEARANCE REQUIREMENTS

(1) All Securities Transactions in Accounts held by Access Persons or their Immediate Families are subject to prior authorization by the CCO subject to the limitations and exceptions set forth below. Access Persons and Portfolio Managers must seek approval by submitting, prior to the time the order is entered, a pre-clearance request to the CCO or his/her designee.

(2) A form for obtaining pre-clearance of personal securities transactions can be obtained from the CCO. Pre-clearance requests shall be good through the market close (4 p.m. Eastern) on the next business day after the day the pre- clearance was approved. Subject to the limitations set forth in section 5 below, an approved pre-clearance will be deemed void if any of the RMK Funds trades in such security (including opening an options contract) prior to the Access Person effecting the transaction for which he or she sought pre- clearance. The CCO or his/her designee will notify the Access Person if such pre-clearance becomes void.

(3) The CCO will review all transactions in Accounts held by his/her designee reviewer. All transactions in Accounts held by the CCO will be approved and reviewed by the General Counsel of Morgan Keegan.

5.     TRADING RESTRICTIONS

Access Persons and their Immediate Families are prohibited from engaging in any of the following Securities Transactions in Accounts:

       A. Any transaction in a Covered Security while in possession of material nonpublic information regarding the Covered Security or the issuer of the Covered Security;

       B. Transactions intended to raise, lower, or maintain the price of any Covered Security or to create a false appearance of active trading;

       C. Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, at a time when the Person has knowledge of an intention to purchase or sell that Covered Security (or an Equivalent Security) on behalf of a Fund or when the Covered Security has been placed on the Investment Consideration List. This prohibition applies whether the Securities Transaction is in the same (two purchases) or the opposite (a purchase and sale) direction of the transaction of the Fund;

       D. Any purchase or sale of Covered Securities, including writing an option to purchase or sell a Covered Security, on any day during which a Fund has a pending "buy" or "sell" order in the same Covered Security (or Equivalent Security) until that order is

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              executed or withdrawn,  unless an  explanation of why the trade is necessary is provided and provision is made for the Fund trade to take precedence, in terms of price, over the trade in question. Prior to approving a trade, the Supervisor or his designee shall determine whether there is an open order for the Covered Security by a Fund;

       E. Any acquisition of Covered Securities in an Initial Public Offering (other than a new offering of a registered open-end investment company), unless with prior approval. A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section 15 of this Code. In instances where an Investment Personnel, after receiving prior approval, acquires a Security in an initial public offering, the Investment Personnel has an affirmative obligation to disclose this investment to the Supervisor or his designee if the Investment Personnel participates in any subsequent consideration of any potential investment by a Fund in the issuer of that Security. Following a purchase by an Investment Personnel in an approved personal transaction, any purchase by a Fund of Covered Securities issued by the same company (other than secondary market purchases of publicly traded Covered Securities) will be subject to an independent review by the Supervisor or his designee and so documented;

       F. Any acquisition of Covered Securities in a Limited Offering or private placement, unless with prior approval. The Supervisor or his designee may give permission after considering, among other factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to the Access Persons by virtue of his or her position. In the event any Access Persons is authorized to acquire and has acquired Covered Securities in a Limited Offering, he or she is required to disclose that investment to the Supervisor or his designee if the investment plays a part in any subsequent consideration of an investment in the issuer by a Fund. The decision to purchase Covered Securities of the issuer by a Fund must be authorized by the Supervisor or his designee. A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section 15 of this Code;

       G. Purchases of a Portfolio Security or shares of the RMK Funds within sixty (60) days of a sale of the Portfolio Security or shares of the RMK Fund, and sales of a Portfolio Security or shares of an RMK Fund within sixty (60) days of a purchase of the Portfolio Security or shares of an RMK Fund absent an agreement to give up all profits of the transaction.

       H. (For MAM Access Persons only) Purchasing or selling (or selling and purchasing) the same or equivalent securities within 60 calendar days is prohibited. If a position is sold for a profit within 60 calendar days, any such profit will be required to be disgorged to a charity approved by the Code of Ethics Review Committee. The following securities are not subject to this prohibition:

              a.     U.S. Government securities;

              b.     Money market instruments;

              c.     Securities   acquired   through  the   exercise  of  rights
                     offerings;

              d.     Municipal bonds;

              e. Closed-end funds, other than the Regions Morgan Keegan Select Funds closed-end funds, and certain ETFs, including NASDAQ 100 Index Shares (QQQ), Barclays iShares, HOLDRs

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                     Trust and S&P Depository Receipts (SPY). Contact Compliance
                     concerning ETFs not addressed herein.

       I.     Naked options are expressly prohibited by the Code.

       J. All Access Persons are prohibited from participating in an Investment Club (This is an organization where members pool their assets and make joint decisions on the investments to be made).

              HARDSHIP EXEMPTION

              A "Hardship" shall be defined as an unusual or unforeseen event (following the purchase of securities for their personal account(s)) which could reasonably be expected to create a financial hardship if an exemption is not granted allowing the liquidation of his/her position and the use of the proceeds to meet the financial obligation.

              An Access Person may receive a Hardship Exemption on the sale of securities that have been held in their personal account(s) for sixty (60) days or less provided the following criteria are met:

       o Prior to the sale of the securities the Access Person must submit a Hardship Exemption Request Form to the Chief Compliance Officer
              (CCO) for consideration. (Request a copy of the form from the CCO).

       o The Access Person must receive approval from the CCO prior to placing the order to sell the securities. The CCO or designee will respond via email.

              The approved/disapproved form will be retained in the Access person's file maintained in the office of the CCO.

GENERAL POLICY - BLACKOUT PERIODS

       A. For all Access Persons: Purchasing or selling any Covered Security which is not a component of the Standard & Poors 500 within seven
              (7) calendar days after a Fund purchases or sells the same Covered Security. Investment Personnel are prohibited from purchasing or selling any Covered Security which is a component of the Standard & Poors 500 within three (3) calendar days after a Fund purchases or sells the same Covered Security.

       B. For MAM employees only (not Access Persons employed by Morgan Keegan): Purchasing or selling a security that requires pre-clearance will be denied if the security: (a) was purchased or sold by any MAM client account within seven (7) CALENDAR days prior to the date of the request or (b) a change to the Opportunity Portfolios is made, in which case the blackout period will be 10 calendar days prior to the date of the request.

Compliance will independently review instances in which a request that is subject to pre-clearance is granted and a security is subsequently purchased or sold by a client account prior to the execution of the Access Person's trade. Although each instance of such an event will be tracked by Compliance, this Code recognizes that such events may be purely coincidental in nature and thus will not automatically require an Access Person to reverse trades, disgorge profits or be subject to other discipline pursuant to the Code. Compliance will keep documented records regarding any conclusions as to whether the trade complied with the Code.

6.     EXEMPTIONS AND OPTIONS TRADING

EXEMPTIONS

The  following  Securities   Transactions  are  exempt  from  the  pre-clearance
requirements set forth in Section 4 and the prohibitions set forth in Section 5, except as further explained below:

       A. REGIONS FINANCIAL CORPORATION (RF). Transactions involving Regions Financial Corporation stock do not require pre-clearance.

       B.     MUTUAL  FUNDS.   Securities  issued  by  any  registered  open-end
              investment companies, except for the RMK Funds.

       C. CERTAIN TRANSACTIONS IN THE RMK FUNDS. Pre-clearance is not required for purchases or sales of shares of the RMK Funds made pursuant to a periodic investment, redemption, or reallocation plan in a deferred compensation, 401(k), IRA or other account (e.g., purchases of shares of the RMK Funds every pay period in an employee's 401(k) account). In order to rely on this exception, the investment options in the plan may not be changed more frequently than every 30 calendar days.

       D. NO KNOWLEDGE. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership in which the Access Person is neither consulted nor advised of the trade before it is executed). This also includes transactions in discretionary or managed accounts for which the Access Person had no direct or indirect influence or control.

       E. AUTOMATIC INVESTMENT PLAN. Securities purchased or sold pursuant to an automatic investment plan. However, initial purchases in such securities do require pre-clearance and a notation on the request form that future purchases will be pursuant to an automatic investment plan.

       F. CERTAIN CORPORATE ACTIONS. Any acquisition of Covered Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

       G. EXERCISE OF RIGHTS. Any acquisition of Covered Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue;

       H. COMMODITIES, FUTURES AND OPTIONS ON FUTURES. Commodities, futures (including currency futures) and options on futures are not subject to pre-clearance, nor to the seven (7) day blackout, sixty
              (60) day profit disgorgement, and prohibited transaction provisions of Section 5, but are subject to transaction reporting;

       I. GIFTS AND BEQUESTS. Receipt of Covered Securities as gifts and bequests and the making of personal or charitable gifts and bequests of Covered Securities; and

       J. MISCELLANEOUS. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposits, (3) commercial paper, (4) repurchase agreements, (5) securities that are direct obligations of the U.S. Government, (6) other securities which may from time to time be exempted in writing by the Securities and Exchange Commission.

OPTIONS TRADING

       A.     Purchasing Options:

              a. If the purchase or sale of the underlying security is subject to pre-clearance and/or reporting, the same applies to the purchase of an option on such security (i.e., options on U.S. Government securities would be exempt from pre-clearance and reporting).

              b.     The   exercise  of  a   purchased   option  is  subject  to
                     pre-clearance and reporting, unless the option is expiring.

              c. Any offsetting transaction or transaction in the underlying security is subject to pre-clearance and reporting.

       B.     Writing Options:

              a. If the purchase or sale of the underlying security is subject to pre-clearance and reporting, the same applies to the practice of writing an option on such security.

              b. The exercise of a written option (by the other party) need not be pre-cleared or reported.

              c. Any offsetting transaction in the underlying security is subject to pre-clearance and reporting.

       C.     Short-Term  Transactions  on Options.  The following  transactions
              with  respect  to  options  implicate  the  Short-Term   Profiting
              provision and are prohibited by the Code.

              a.     Purchasing a Call
                     i. Closing out the call position (exercising your rights under the option) within 60 days of the date the option was purchased.
                     ii. Selling the underlying security within 60 days from the date the option was purchased.
                     iii. Selling a put on the underlying security within 60 days form the date the option was purchased. (The portion of the profits that were locked in as a result of the transaction will be required to be forfeited).

              b.     Purchasing a Put
                     i. Closing out the put position (exercising your rights under the option) within 60 days from the date the option was purchased.
                     ii. Buying the underlying security within 60 days from the date the option was purchased.
                     iii.   Selling a call on the underlying  security within 60
                            days form the date the option was purchased.
                     iv.    Writing a put on the underlying  security  within 60
                            days from the date the option was purchased.

              c.     Writing a Call
                     i. Purchasing a call on the underlying security within 60 days from the date the option was sold.
                     ii. Buying the underlying security within 60 days form the date the option was sold.
                     iii. Selling a put in the underlying security within 60 days form the date the option was sold.

              d.     Writing a Put
                     i. Purchasing a put on the underlying security within 60 days from the date the option was sold.
                     ii. Selling the underlying security within 60 days from the date the option was sold.
                     iii. Selling a call on the underlying security within 60 days from the date the option was sold.

7.     TRADE REPORTING REQUIREMENTS

All Access Persons and their Immediate Families must allow and arrange for the CCO or his/her designee to receive directly from the broker, dealer, bank or financial institution in question, duplicate copies of each confirmation and periodic statements for each Securities Transaction in each Account. (A copy of a letter requesting such authorization is attached hereto as Exhibit A). If any such Access Person is unable to arrange for duplicate confirmations and statements to be sent, he or she must immediately notify the Chief Compliance Officer or his/her designee and may be required to provide the CCO with copies of such statements on a quarterly basis.

8.     GIFTS

8.1    ACCEPTING GIFTS
       ---------------

       On occasion, because of their position with MAM, Morgan Keegan or the Funds, Portfolio Managers or other Access Persons may be offered, or may receive without notice, gifts from clients, outside vendors, or other persons who do business or are seeking to do business with MAM, Morgan Keegan or the Funds. Solicitation of such gifts or gratuities is unprofessional and is strictly prohibited. This provision shall not apply to gifts received from immediate family members who give any such gifts in that capacity.

       Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of MAM, Morgan Keegan and the Funds. Gifts of nominal value (i.e., gifts with a reasonable value of no more than $100 a year), and customary business lunches, dinners, entertainment, (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

       The limitation on accepting gifts includes non-monetary gifts (i.e., gratuities) that exceed $100, where such gratuity is made in relation to the conduct of business with the employer of the recipient. Special provisional gifts provided on an occasional basis, which are not directly related to the conduct of business of associated persons, are permissible with the approval of the supervisor and CCO.

       If any gift is offered or received that might be prohibited under this Code, the Portfolio Manager or Access Persons involved must immediately inform the Supervisor or his designee.

8.2    GIVING GIFTS
       -------------

       Portfolio Managers or other Access Persons may not give any gift with a value in excess of $100 per year to any other person associated with securities or financial organizations, other member organizations, including exchanges, commodity firms, news media or clients of Morgan Keegan or MAM. This provision shall not apply to gifts to immediate family members given in that capacity.

8.3    REPORTING OF GIFTS
       ------------------

       A gift request form for reporting any gift given or received can be found as Appendix C to the MAM policies and procedures manual, which is located on the Morgan Keegan Infonet under Administration/Compliance/Manuals, Forms/Select Funds or on life@regions at Trust/Manuals/Morgan Asset Management.

       All forms should be completed by the Access Person, submitted to the Access Person's supervisor for approval and forwarded to the CCO.

9.     UNDUE INFLUENCE

NO PERSON MAY CAUSE OR ATTEMPT TO CAUSE THE FUNDS TO PURCHASE, SELL OR HOLD ANY SECURITY IN A MANNER CALCULATED TO CREATE ANY PERSONAL BENEFIT TO SUCH PERSON.

If a Portfolio Manager or any member of his or her Immediate Family stands to materially benefit from an investment decision for the Funds that he or she is recommending or participating in, the Portfolio Manager must disclose that interest to the Supervisor or his designee. Based on the information given, a decision will be made on whether or not to restrict the Portfolio Manager's participation in causing the Fund to purchase or sell a Covered Security in which he or she has an interest.

The Portfolio Manager must disclose to the Supervisor or his designee any Beneficial Interest that he or she, or his or her Immediate Family, has in that Covered Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Portfolio Manager, or to his or her Immediate Family, or create the appearance of impropriety. The Supervisor or his designee will determine whether or not the Portfolio Manager will be restricted in making investment decisions.

10.    SERVICE AS A DIRECTOR

]No Access Person may serve on the board of directors of a publicly traded company not affiliated with MAM, absent prior authorization from the Supervisor or his designee. The Supervisor or his designee shall consult with the Legal/Compliance Department as is necessary to carry out this provision of the Code. If prior approval to serve as a director of a company is granted by the Supervisor or his designee, the Access Person has an affirmative duty to excuse himself/herself from participating in any deliberations by the Funds regarding possible investments in the securities issued by the company on whose board the Access Person sits.

11.    REPORTING OF VIOLATIONS

11.1   REPORTING VIOLATIONS OF THE CODE
       --------------------------------

       Each Access Person is required to notify the CCO or his/her designee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code. In the event that a matter implicates the CCO or his/her designee, notice of a violation must be provided to the General Counsel of Morgan Keegan.

       Consistent with MAM's and Morgan Keegan's policies, neither MAM nor Morgan Keegan shall retaliate, or tolerate any retaliation by any other person or group within the firm, directly or indirectly, against anyone who, in good faith, reports any violation of this Code or provides assistance to management or any other person or group, including any governmental, regulatory or law enforcement body, investigating any violation of this Code.

       The CCO shall not reveal the identity of any person who reports a violation of this Code and who asks that his or her identity as the person who made such report remain confidential. MAM and Morgan Keegan shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who reports a violation anonymously, unless (i) such information is required to be disclosed by law or applicable legal process or by applicable securities or commodities exchange, self-regulatory organization, or other rules or regulations; or (ii) disclosure of such information, or ascertaining such identity, is supported by a clear and compelling interest of clients that is sufficient in the particular case to overcome an expectation of anonymity.

11.2   INVESTIGATING VIOLATIONS OF THE CODE
       ------------------------------------

       The Code of Ethics Review Committee is responsible for investigating any reported or suspected violation of the Code and imposing sanctions. Any such investigation may be delegated to the Legal/Compliance Department. Investigations shall include discussions/interviews with the involved parties as well as the gathering of documentary evidence (i.e., including but not limited to, trading, journals, account statements, etc.). This information will be utilized to determine if any violation has occurred.

11.3   ANNUAL REPORTS
       --------------

       The Code of Ethics Review Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code and will prepare an annual report to the Boards of Directors/Trustees for the Funds. The report will:

              (i) Describe any issues arising under this Code since the last report to the Board of Directors, including but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

              (ii)   Certify  that MAM or Morgan  Keegan has adopted  procedures
                     reasonably   necessary  to  prevent   Access  Persons  from
                     violating the Code.

12.    REMEDIES

12.1   SANCTIONS
       ---------

       If the Code of Ethics Review Committee determines that any Access Person has committed a violation of this Code, the Committee may recommend the imposition of such sanctions, subject to review as set forth below, as it deems appropriate, including reversal of the transaction(s) in question and forfeiture of any profit or absorption of any loss derived there from, a letter of censure, or suspension or termination of the employment of the violator for cause.

12.2   SANCTIONS FOR VIOLATING THE PERSONAL TRADING POLICIES.
       -----------------------------------------------------

       * FIRST VIOLATION: A $50 penalty will be imposed. This violation will be reviewed with the President of MAM and a letter describing the event, the imposition of the penalty and the method of collecting the penalty will be sent by the CCO to the Access Person. A copy of the letter will be maintained in the Access Person's file in the CCO's office.

       * SUCCESSIVE VIOLATIONS: A second penalty will result in a fine of $250, and a third violation will result in a fine of $500.

       Successive violations will result in review of the Access Person's conduct by the Vice Chairman/CEO, the President/CIO and by the CCO and may result in additional disciplinary action being imposed, including, but not limited to, suspension of the Access Person's personal trading privileges or other disciplinary action as deemed appropriate.

12.3   SANCTIONS FOR FAILING TO TIMELY SUBMIT  QUARTERLY TRANSACTIONS AND ANNUAL
       -------------------------------------------------------------------------
       HOLDINGS REPORTS.
       ----------------

       Any Access Person who fails to submit by the prescribed deadline his or her Quarterly Transactions Report or Annual Holdings Report for any two quarters in a trailing 12-month period will be subject to monetary penalty of $50 upon the occurrence of the second late report. Penalties for additional violations will increase to $250 and $500, respectively.

       Additionally, repeated violations will subject the Access Person to additional disciplinary action, up to and including termination of employment. The CCO retains the right to waive imposition of the monetary penalties on a case-by-case basis for good cause shown (such as prolonged absence from work due to illness or medical leave of absence).

12.4   REVIEW
       ------

       Whenever the Code of Ethics Review Committee determines that any Access Person has committed a violation of this Code that merits remedial action, it will report to the Supervisor or his designee information relating to the investigation of the violation, including any recommended sanctions. The Supervisor or his designee shall have the power to modify or increase the sanction as he or she deems appropriate. In performing this function, the Supervisor or his designee shall have access to all information considered by the Code of Ethics Review Committee in relation to the case.

13.    RECORDKEEPING
       -------------

A copy of all of the following information, supplied pursuant to this Code, will be retained at the principal place of business of MAM or Morgan Keegan for at least five years after the end of the fiscal year in which the report is submitted:

       A. A copy of the current Code of Ethics, in addition to a copy of any Code of Ethics in effect at any time within the past five years;

       B. A list of all persons, currently or within the last five years, who are or were required to make Personal Holdings Reports, and the names of any employees designated by the Supervisor or his designee who are or were responsible for reviewing those reports (as described in Section 3 of this Code);

       C. Personal Holdings Reports (including Initial Holdings Reports, Quarterly Holdings Reports, and Annual Holdings Reports) or
              Certifications of Exemption submitted by Access Persons (as described in Section 3);

       D. A record of any pre-clearance approval of investments, and the reasons for such approval (as described in Section 4);

       E. A record of any approval granted for acquisition of Covered Securities in an Initial Public Offering or Limited Offering and the reasons for such approval (as described in Sections 5.E and 5.F);

       F.     Trade Reports submitted by Access Persons (as described in Section
              7); and

       G. The Annual Report of the Code of Ethics Review Committee (as described in Section 11).

All such reports and information will be made available for reasonable periodic or any other special inspection by the Code of Ethics Review Committee, the Legal/Compliance Department, any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization, and any state securities commission.

APPENDIX


PROCEDURES

A.1.   INDIVIDUALS SUBJECT TO THE CODE OF ETHICS

Contact the CCO for a list of persons subject to the Code of Ethics.

A.2.   COMPLIANCE PROCEDURES

A.2.1  GENERAL
       -------

          (A)Portfolio Managers shall maintain all records and documents relating to their portfolio management in a secure and confidential manner.

          (B)All Access Person Account statements provided pursuant to Section 7 (Trade Reporting Requirements) of the Code shall be compared with completed transactions of the Funds to monitor for possible violations. The basis of this comparison shall be the trading activity of the duplicated confirmations and statements versus a daily report of securities transactions for the Funds.

A.2.2  ACKNOWLEDGEMENT
       ---------------

       Signed acknowledgements are to be obtained from the persons listed in Section A.I. (Individuals Subject to the Code of Ethics) as follows:

       (A) A signed acknowledgement stating that the individual has read, understood and complied with the Code and that no transactions have been effected in conflict with the Code is to be obtained from all Access Persons.

       (B) A signed acknowledgement stating that all personal transactions have been reported as required is to be obtained from all Access Persons.

A.3.   CODE OF ETHICS REVIEW COMMITTEE

The Code of Ethics Review Committee shall be composed of the following:

       o      The Vice Chairman and CEO of MAM;

       o      The President and Chief Investment Officer of MAM;

       o The Secretary and Assistant Treasurer of the Funds; Secretary and Treasurer of MAM;

       o      A Senior Fund Manager; and

       o      Chief Compliance Officer.

The Code of Ethics Review Committee shall meet annually and on an as-needed basis.

NOTICE OF ACKNOWLEDGEMENT
-------------------------

Morgan Asset Management, Inc.

Morgan Keegan & Co., Inc.


I hereby acknowledge that I have received and reviewed the Code of Ethics and that I agree to comply with its requirements and with all amendments and/or additional requirements which may be included in the future.




-----------------------------------
DATE



-----------------------------------
PRINTED NAME



-----------------------------------
SIGNATURE




    Please return executed acknowledgements to the Chief Compliance Officer, (MKG- MT-11[TH] Floor), or via facsimile to (901) 529-5433.

APPENDIX A - 407 LETTER

[Date]

Via U.S. Mail

[Firm name]
[Firm address]

              Re:    Account No. _______________

Dear [name]:

       Pursuant to the Investment Advisers Act and the Investment Company Act or 1940, my employer Morgan Asset Management, a registered investment advisor, and/or Morgan Keegan & Co., Inc., a registered broker-dealer, maintains a Code of Ethics related to personal trading for certain employees. In connection with my responsibilities as laid out in that Code of Ethics, and in order to comply with SEC insider trading regulations, employees are required to have duplicate copies of confirmations of individual transactions, as well as periodic statements, sent to our Compliance Department. As such, I would like to request duplicate confirmations and statements for all transactions in the above-referenced account(s) be forwarded to the following address:

              Chief Compliance Officer
              Morgan Keegan & Co., Inc./Morgan Asset Management
              50 North Front St., 11[th] Floor
              Memphis, TN 38103
              Attention: Michele Wood

       If you have any questions regarding this request, please contact the Chief Compliance Officer at (901) 579-2744.

                                        Sincerely,



                                        [Employee name]